Exhibit 99.1

June 7, 2022

Qurate Retail, Inc. to Livestream Virtual Investor Event on June 27 at 9:30 am E.T.

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Qurate Retail, Inc. (“Qurate Retail”) (Nasdaq: QRTEA, QRTEB, QRTEP) will be holding an Investor Event on Monday, June 27, 2022 with Chief Executive Officer, David Rawlinson, presenting beginning at 9:30 am E.T. The Investor Event will be held virtually and registration information is available both on the Qurate Retail website and at https://meetingtomorrow.com/webcast/QurateInvestorEventJune2022. During the presentation, observations may be made regarding the company’s financial performance and outlook, as well as other forward looking matters.

The Investor Event will be livestreamed from QVC’s Studio Park site in West Chester, PA. After the presentation, Qurate Retail will host a Q&A session and interested parties will be able to submit questions either virtually during the event or in advance by emailing investor@qurateretail.com with the subject “Investor Event Question” by 5:00 pm E.T. on Monday, June 20, 2022.

An archive of the webcast of the Investor Event will also be available on https://www.qurateretail.com/investors/news-events/ir-calendar after appropriate filings have been made with the SEC.

About Qurate Retail, Inc.

Qurate Retail, Inc. is a Fortune 500 company comprised of seven leading retail brands – QVC®, HSN®, Zulily®, Ballard Designs®, Frontgate®, Garnet Hill®, and Grandin Road® (collectively, “Qurate Retail GroupSM”). Qurate Retail Group is the largest player in video commerce (“vCommerce”), which includes video-driven shopping across linear TV, ecommerce sites, digital streaming and social platforms. The retailer reaches more than 200 million homes worldwide via 14 television networks and reaches millions more via multiple streaming services, social pages, mobile apps, websites, print catalogs, and in-store destinations. Qurate Retail, Inc. also holds various minority interests.

Qurate Retail, Inc.
Courtnee Chun, 720-875-5420

Source: Qurate Retail, Inc.